Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES THIRD QUARTER
FISCAL 2026 RESULTS, INCREASES STOCK REPURCHASE AUTHORIZATION
HILLIARD, Ohio – (February 5, 2026) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite wastewater industries today announced financial results for the fiscal third quarter ended December 31, 2025.
Third Quarter Fiscal 2026 Results
•Net sales increased $2.8 million or 0.4% to $693.4 million
•Net income increased $11.7 million or 14.3% to $94.0 million
•Net income per diluted share increased $0.15 or 14.4% to $1.19
•Adjusted EBITDA (Non-GAAP) increased $17.7 million or 9.3% to $209.2 million
•Adjusted Earnings per share (Non-GAAP) increased $0.18 or 16.5% to $1.27
Year-to-Date Fiscal 2026 Results
•Net sales increased $85.1 million or 3.7% to $2.4 billion
•Net income increased $18.8 million or 5.0% to $394.6 million
•Net income per diluted share increased $0.25 or 5.2% to $5.02
•Adjusted EBITDA (Non-GAAP) increased $62.4 million or 8.8% to $774.9 million
•Adjusted Earnings per share (Non-GAAP) increased $0.34 or 7.0% to $5.20

Scott Barbour, President and Chief Executive Officer of ADS commented, "We delivered our third consecutive strong quarter in a demand environment that is both challenging and mixed by geography. The Infiltrator business and Allied products portfolio grew significantly above-market as we continue to introduce new products, distribution and customer programs. Notably, profitability increased across all facets of the business, including pipe, Allied products and the Infiltrator business. We continue to strategically shift our portfolio mix towards higher margin products, which strengthens the resiliency of our business. This mix shift, in conjunction with favorable price/cost dynamics, resulted in an Adjusted EBITDA margin of 30.2% for the quarter."

"Earlier this week, we closed the acquisition of NDS, a leading U.S. supplier of residential stormwater and irrigation products. NDS’ products are highly complementary to ADS’ stormwater capture portfolio and enhance our offering in both the distribution and retail channels. The combination of Advanced Drainage Systems, Infiltrator, and NDS furthers our leading, diversified brand platform in stormwater and onsite wastewater. Given the business’ strong cash generation and effective capital management strategy, we were able to complete the acquisition primarily using cash on hand."

"Today, we updated our Fiscal 2026 guidance to reflect the strong year-to-date performance as well as the inclusion of NDS results for the two months remaining in the fiscal year. The end market outlook for the remainder of Fiscal 2026 reflects a challenging macroeconomic environment and mixed end market demand. We also announced a new $1 billion stock repurchase authorization, bringing our total authorization to $1.148 billion, reflecting our ongoing commitment to returning capital to shareholders in the context of our overall capital allocation strategy."

Barbour concluded, "We are well positioned to continue executing on the value proposition, driving market conversion, and accelerating organic and inorganic growth while also generating free cash flow that enables the Company to invest in the business and return capital to shareholders."
Third Quarter Fiscal 2026 Results
Net sales increased $2.8 million, or 0.4%, to $693.4 million, as compared to $690.5 million in the prior year quarter. Domestic pipe sales decreased $12.9 million, or 3.8%, to $326.7 million. Domestic allied products & other sales increased $14.1 million, or 9.4%, to $164.7 million. Infiltrator sales increased $2.9 million, or 1.9%, to $152.9 million, primarily due to growth in tanks and advanced treatment products. The overall increase in domestic net sales was primarily driven by growth in the Company's core non-residential construction end market. International sales decreased $1.3 million, or 2.5%, to $49.1 million.
Gross profit increased $17.6 million, or 7.3%, to $259.2 million as compared to $241.6 million in the prior year. The increase in gross profit is primarily driven by volume growth, favorable price/cost, and favorable mix of Allied products and Infiltrator.

Selling, general and administrative expenses increased $8.0 million, or 7.9% to $108.7 million, as compared to $100.8 million. As a percentage of sales, selling, general and administrative expense was 15.7% as compared to 14.6% in the prior year. The increase was primarily driven by transaction costs associated with the acquisition of National Diversified Sales ("NDS"), as described below.

Net income per diluted share increased $0.15, or 14.4%, to $1.19, as compared to $1.04 per share in the prior year quarter, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) increased $17.7 million, or 9.3%, to $209.2 million, as compared to $191.5 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 30.2% as compared to 27.7% in the prior year.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2026 Results
Net sales increased $85.1 million, or 3.7%, to $2,373.6 million, as compared to $2,288.5 million in the prior year. Domestic pipe sales decreased $17.1 million, to $1,155.3 million. Domestic allied products & other sales increased $40.6 million, or 7.9%, to $551.1 million. Infiltrator sales increased $70.0 million, or 15.9%, to $511.0 million. Excluding the acquisition of Orenco, Infiltrator organic revenue increased 5.4%. The overall increase in domestic net sales was primarily driven by growth in the core non-residential and residential construction end markets. International sales decreased $8.4 million, or 5.1%, to $156.2 million.
Gross profit increased $61.7 million, or 7.1%, to $929.7 million as compared to $868.0 million in the prior year. The increase in gross profit is primarily driven by favorable volume, price/cost and mix of construction market and Infiltrator sales, partially offset by unfavorable fixed cost absorption as well as the mix impact from the inclusion of Orenco.

Selling, general and administrative expenses increased $43.0 million, or 14.9% to $331.9 million, as compared to $289.0 million. As a percentage of sales, selling, general and administrative expense was 14.0% as compared to 12.6% in the prior year. The increase was primarily driven by the acquisition of Orenco, as well as transaction costs associated with the acquisition of NDS, as described below.
Net income per diluted share increased $0.25, or 5.2%, to $5.02, as compared to $4.77 per share in the prior year, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) increased $62.4 million, or 8.8%, to $774.9 million, as compared to $712.5 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 32.6% as compared to 31.1% in the prior year.
NDS Acquisition

On February 2, 2026, the Company announced that it completed the previously disclosed acquisition of the water management business of Norma Group SE (DAX: NOEJ), known as National Diversified Sales ("NDS"). Following the closing of the acquisition, the Company’s trailing-twelve-month leverage ratio was approximately 1.5 times. For more information, visit the Investor Relations section of the Company's website.

Stock Repurchase Authorization
In the nine months ended December 31, 2025, the Company did not repurchase shares of its common stock. As of December 31, 2025, approximately $147.7 million of common stock may be repurchased under the Company's existing stock repurchase authorization.
Today, the Company announced a new $1 billion stock repurchase authorization for open market share repurchases, bringing the total existing stock repurchase authorization to $1.148 billion.
Repurchases of shares of common stock under the stock repurchase program will be made in the open market and in accordance with applicable securities laws. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or terminated at any time at the Company’s discretion.
Balance Sheet and Liquidity
Net cash provided by operating activities was $779.1 million, as compared to $540.3 million in the prior year. Free cash flow (Non-GAAP) was $582.4 million, as compared to $373.9 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $437.5 million as of December 31, 2025, a decrease of $524.9 million from March 31, 2025.

ADS had total liquidity of $1,598.1 million, comprised of cash of $1,008.2 million as of December 31, 2025 and $589.9 million of availability under committed credit facilities. As of December 31, 2025, the Company’s trailing-twelve-month leverage ratio was 0.5 times Adjusted EBITDA.
Fiscal 2026 Outlook
Based on results to date, current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2026. Net sales are expected to be in the range of $2.990 billion to $3.040 billion and Adjusted EBITDA is expected to be in the range of $930 million to $960 million. Capital expenditures are expected to be approximately $250 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://events.q4inc.com/attendee/961178744. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite wastewater solutions that manage the world’s most precious resource: water. ADS, along with NDS and Infiltrator Water Technologies, provides superior stormwater drainage and onsite wastewater products used across commercial, residential, infrastructure, and agricultural applications, while delivering unparalleled customer service. ADS operates the industry’s largest company-owned fleet, an expansive sales team and a vast manufacturing network. As one of the largest plastic recycling companies in North America, ADS keeps millions of pounds of plastic out of landfills each year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials, new tariff and international trade policies, and our ability to pass any increased costs of raw materials and tariffs on to our customers; disruption or volatility in general business, political and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions or doing so within the intended timeframe, including our ability to successfully integrate NDS into our business; risks that the acquisition of NDS may involve unexpected costs, liabilities, risks that the cost savings and synergies from the acquisition of NDS may not be fully realized; the effect of any claims, litigation, investigations or proceedings; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effects of global climate change and any related regulatory responses; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, robotics and blockchain or other new approaches to data mining on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(In thousands, except per share data)	2025	2024	2025	2024
Net sales	$693,354	$690,538	$2,373,615	$2,288,484
Cost of goods sold	434,202	448,944	1,443,893	1,420,495
Gross profit	259,152	241,594	929,722	867,989
Operating expenses:
Selling, general and administrative	108,742	100,778	331,927	288,962
Loss (gain) on disposal of assets and costs from exit and disposal activities	87	(477)	(8,815)	432
Intangible amortization	13,500	14,429	40,746	38,140
Income from operations	136,823	126,864	565,864	540,455
Other expense:
Interest expense	22,579	23,094	68,724	69,074
Interest income and other, net	(8,499)	(4,792)	(23,216)	(18,864)
Income before income taxes	122,743	108,562	520,356	490,245
Income tax expense	30,557	27,091	129,630	117,897
Equity in net income of unconsolidated affiliates	(1,851)	(818)	(3,902)	(3,437)
Net income	94,037	82,289	394,628	375,785
Less: net income attributable to noncontrolling interest	411	1,058	1,063	2,770
Net income attributable to ADS	$93,626	$81,231	$393,565	$373,015

Weighted average common shares outstanding:
Basic	77,815	77,540	77,736	77,541
Diluted	78,447	78,115	78,336	78,196
Net income per share:
Basic	$1.20	$1.05	$5.06	$4.81
Diluted	$1.19	$1.04	$5.02	$4.77
Cash dividends declared per share	$0.18	$0.16	$0.54	$0.48

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	December 31, 2025	March 31, 2025
ASSETS
Current assets:
Cash	$1,008,190	$463,319
Receivables, net	237,594	333,221
Inventories	431,245	488,269
Other current assets	28,065	39,974
Total current assets	1,705,094	1,324,783
Property, plant and equipment, net	1,153,550	1,051,040
Other assets:
Goodwill	725,200	720,223
Intangible assets, net	410,286	448,060
Other assets	150,181	146,254
Total assets	$4,144,311	$3,690,360
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$6,458	$9,934
Current maturities of finance lease obligations	36,664	33,143
Accounts payable	168,884	218,024
Other accrued liabilities	193,865	137,295
Accrued income taxes	7,506	—
Total current liabilities	413,377	398,396
Long-term debt obligations, net	1,275,701	1,251,589
Long-term finance lease obligations	126,847	131,000
Deferred tax liabilities	216,786	190,416
Other liabilities	82,583	83,171
Total liabilities	2,115,294	2,054,572
Mezzanine equity:
Redeemable common stock	78,252	92,652
Total mezzanine equity	78,252	92,652
Stockholders’ equity:
Common stock	11,707	11,694
Paid-in capital	1,329,164	1,277,694
Common stock in treasury, at cost	(1,226,454)	(1,219,408)
Accumulated other comprehensive loss	(30,197)	(37,178)
Retained earnings	1,844,101	1,492,634
Total ADS stockholders’ equity	1,928,321	1,525,436
Noncontrolling interest in subsidiaries	22,444	17,700
Total stockholders’ equity	1,950,765	1,543,136
Total liabilities, mezzanine equity and stockholders’ equity	$4,144,311	$3,690,360

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2025	2024
Cash Flow from Operating Activities
Net income	$394,628	$375,785
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156,443	133,671
Deferred income taxes	25,054	510
(Gain) loss on disposal of assets and costs from exit and disposal activities	(8,815)	432
Stock-based compensation	25,816	21,758
Amortization of deferred financing charges	1,300	1,533
Fair market value adjustments to derivatives	569	383
Equity in net income of unconsolidated affiliates	(3,902)	(3,437)
Other operating activities	1,755	(1,849)
Changes in working capital:
Receivables	100,183	83,059
Inventories	62,615	(179)
Prepaid expenses and other current assets	900	(2,564)
Accounts payable, accrued expenses, and other liabilities	22,587	(68,838)
Net cash provided by operating activities	779,133	540,264
Cash Flows from Investing Activities
Capital expenditures	(196,737)	(166,410)
Proceeds from disposal of assets	32,254	831
Acquisitions, net of cash acquired	(18,558)	(237,310)
Other investing activities	(3,531)	—
Net cash used in investing activities	(186,572)	(402,889)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(5,250)	(5,250)
Payments on Equipment Financing	(2,623)	(3,909)
Proceeds from commercial loan agreement	27,200	—
Payments on finance lease obligations	(31,237)	(17,820)
Repurchase of common stock	—	(69,922)
Cash dividends paid	(42,099)	(37,324)
Proceeds from noncontrolling interest holder	3,342	—
Proceeds from exercise of stock options	5,058	8,927
Payment of withholding taxes on vesting of restricted stock units	(7,046)	(10,646)
Other financing activities	5	—
Net cash used in financing activities	(52,650)	(135,944)
Effect of exchange rate changes on cash	1,721	(2,526)
Net change in cash	541,632	(1,095)
Cash and restricted cash at beginning of period	469,271	495,848
Cash and restricted cash at end of period	$1,010,903	$494,753

RECONCILIATION TO BALANCE SHEET
Cash	$1,008,190	$488,859
Restricted cash	2,713	5,894
Total cash and restricted cash	$1,010,903	$494,753

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	December 31, 2025			December 31, 2024(a)
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$339,175	$(12,462)	$326,713	$352,236	$(12,607)	$339,629
Infiltrator	167,666	(14,785)	152,881	160,076	(10,063)	150,013
International
International - Pipe	35,453	(1,274)	34,179	36,909	(2,860)	34,049
International - Allied Products & Other	15,030	(118)	14,912	16,372	(58)	16,314
Total International	50,483	(1,392)	49,091	53,281	(2,918)	50,363
Allied Products & Other	168,050	(3,381)	164,669	154,295	(3,762)	150,533
Intersegment Eliminations	(32,020)	32,020	—	(29,350)	29,350	—
Total Consolidated	$693,354	$—	$693,354	$690,538	$—	$690,538

	Nine Months Ended
	December 31, 2025			December 31, 2024(a)
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,194,801	$(39,501)	$1,155,300	$1,214,367	$(41,972)	$1,172,395
Infiltrator	558,996	(48,046)	510,950	481,739	(40,826)	440,913
International
International - Pipe	111,702	(3,584)	108,118	125,281	(10,150)	115,131
International - Allied Products & Other	48,467	(346)	48,121	49,664	(174)	49,490
Total International	160,169	(3,930)	156,239	174,945	(10,324)	164,621
Allied Products & Other	562,071	(10,945)	551,126	522,939	(12,384)	510,555
Intersegment Eliminations	(102,422)	102,422	—	(105,506)	105,506	—
Total Consolidated	$2,373,615	$—	$2,373,615	$2,288,484	$—	$2,288,484
(a)    In the first quarter of fiscal 2026, the Company realigned certain products used in wastewater applications to the Infiltrator reportable segment. The Company transitioned its ARC Septic Chambers from Allied Products & Other and certain pipe products used in wastewater applications from Pipe. Prior period segment information for fiscal 2025 has been recast to conform to the fiscal 2026 presentation.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring and realignment expenses, impairment charges and transaction costs. Adjusted Earnings per Share is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2025	2024(a)	2025	2024(a)
Segment Adjusted Gross Profit
Pipe	$97,100	$89,220	$366,510	$342,792
Infiltrator	89,778	83,813	300,228	268,714
International	11,629	12,071	43,108	49,179
Allied Products & Other	98,519	88,995	333,496	301,963
Intersegment Elimination	(919)	1,844	(1,564)	234
Total Segment Adjusted Gross Profit	296,107	275,943	1,041,778	962,882
Depreciation and amortization	35,141	30,754	106,672	88,502
Stock-based compensation expense	1,814	1,335	5,384	4,131
Inventory step up related to Orenco acquisition	—	2,260	—	2,260
Total Gross Profit	$259,152	$241,594	$929,722	$867,989
(a)    In the first quarter of fiscal 2026, the Company realigned certain products used in wastewater applications to the Infiltrator reportable segment. The Company transitioned its ARC Septic Chambers from Allied Products & Other and certain pipe products used in wastewater applications from Pipe. Prior period segment information for fiscal 2025 has been recast to conform to the fiscal 2026 presentation.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2025	2024	2025	2024
Net income	$94,037	$82,289	$394,628	$375,785
Depreciation and amortization	51,522	47,766	156,443	133,671
Interest expense	22,579	23,094	68,724	69,074
Income tax expense	30,557	27,091	129,630	117,897
EBITDA	198,695	180,240	749,425	696,427
Restructuring and realignment expense(a)	1,706	—	17,672	—
(Gain) loss on disposal of assets	(3)	(477)	(16,449)	432
Stock-based compensation expense	8,835	7,798	25,816	21,758
Transaction costs	7,172	5,924	17,296	8,619
Interest income	(8,450)	(4,545)	(21,195)	(18,478)
Other adjustments(b)	1,262	2,545	2,351	3,775
Adjusted EBITDA	$209,217	$191,485	$774,916	$712,533
(a)Includes costs associated with closure of one recycling facility, one offsite storage location and one distribution yard, as well as professional fees incurred in connection with supporting enterprise-wide restructuring and realignment initiatives. Excludes gain on sale of properties previously held-for-sale and equipment..
(b)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, and the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Nine Months Ended December 31,
(Amounts in thousands)	2025	2024
Net cash flow from operating activities	$779,133	$540,264
Capital expenditures	(196,737)	(166,410)
Free cash flow	$582,396	$373,854
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table presents diluted earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024
Diluted Earnings Per Share	$1.19	$1.04	$5.02	$4.77
Restructuring and realignment expense	0.02	—	0.23	—
(Gain) loss on disposal of assets	—	(0.01)	(0.21)	0.01
Transaction costs	0.09	0.08	0.22	0.11
Income tax impact of adjustments (a)	(0.03)	(0.02)	(0.06)	(0.03)
Adjusted Earnings per Share	$1.27	$1.09	$5.20	$4.86

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.